Exhibit 1

Stratus Technologies Bermuda Holdings Ltd. Cumberland House, 9th Floor One Victoria Street Hamilton HM 11, Bermuda

N E W S — N E W S — N E W S — N E W S — N E W S

Stratus Technologies Bermuda Holdings Ltd. Announces Financial Results for Second Quarter of Fiscal 2013

Hamilton, Bermuda, October 11, 2012 - Stratus Technologies Bermuda Holdings Ltd. (together with its consolidated subsidiaries, “Stratus” or the “Company”) a global provider of uptime assurance, today announced the results for its second quarter and fiscal year-to-date period ended August 26, 2012.

For the second quarter ended August 26, 2012, total revenue was $52.5 million, an increase of $1.8 million or 3.6% as compared to the $50.7 million in the second quarter ended August 28, 2011. Profit from operations was $10.9 million compared to $8.8 million for the same period last year. The net loss was $4.3 million compared to $6.3 million for the same period last year. Net loss for the quarter-to-date periods ended August 26, 2012 and August 28, 2011 includes a net loss on extinguishment of debt of $0.9 million and $1.2 million, respectively. The Company reported Adjusted EBITDA, a non-GAAP financial measure, of $13.1 million compared to $11.5 million for the same period last year. Please refer to the reconciliation of Adjusted EBITDA to Generally Accepted Accounting Principles (“GAAP”) financial measures in the attached, unaudited “Consolidated Statements of Operations.”

For the year-to-date period ended August 26, 2012, total revenue was $105.1 million, an increase of $4.8 million or 4.8% as compared to the $100.3 million in the year-to-date period ended August 28, 2011. Profit from operations was $21.2 million compared to $15.8 million for the same period last year. Profit from operations for the year-to-date period ended August 26, 2012 and August 28, 2011 includes a net loss on extinguishment of debt of $0.9 million and $1.2 million, respectively. The net loss was $7.6 million compared to $12.2 million for the same period last year. The Company reported Adjusted EBITDA, a non-GAAP financial measure, of $26.5 million compared to $21.4 million for the same period last year. Please refer to the reconciliation of Adjusted EBITDA to GAAP financial measures in the attached, unaudited “Consolidated Statements of Operations.”

Second Quarter Results Conference Call

A conference call to review second quarter financial results will be held today, October 11, 2012 at 1:30 p.m. Eastern Time and may be accessed by calling 1-800-762-8779 (U.S. only) or 1-480-629-9645 with a conference ID of 4568919. A recording of this conference call will be available at 1-800-406-7325 (U.S. only) or 1-303-590-3030 with a conference ID of 4568919 for 30 days.

About Stratus

Stratus delivers uptime assurance for the applications its customers depend on most for their success. With its resilient software and hardware technologies, together with proactive availability monitoring and management, Stratus products help to save lives and to protect the business and reputations of companies, institutions, and governments the world over. To learn more about worry-free computing, visit www.stratus.com.

Forward-Looking Statements: This press release may contain forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). You are cautioned that such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could cause actual results to differ materially from those described in such forward-looking statements. Such risks and uncertainties include, but are not limited to: the continued acceptance of the Company’s products by the market; the Company’s ability to enter into new service agreements and to retain customers under existing service contracts; the Company’s ability to source quality components and key technologies without interruption and at acceptable prices; the Company’s ability to comply with certain covenants in the governing documents for the Company’s credit facilities and other debt instruments; the Company’s ability to refinance indebtedness when required; the Company’s reliance on sole source manufacturers and suppliers; the presence of existing competitors and the emergence of new competitors; the Company’s financial condition and liquidity and the Company’s leverage and debt service obligations; economic conditions globally and in the Company’s most important markets; developments in the fault-tolerant and high-availability server markets; claims by third parties that the Company infringes upon their intellectual property rights; the Company’s success in adequately protecting its intellectual property rights; the Company’s success in maintaining efficient manufacturing and logistics operations; the Company’s ability to recruit, retain and develop appropriately skilled employees; exposure for systems and service failures; fluctuations in foreign currency exchange rates; fluctuations in interest rates; current risks of terrorist activity and acts of war; the impact of changing tax laws; the impact of changes in policies, laws, regulations or practices of foreign governments on the Company’s international operations; and the impact of natural or man-made disasters. Any forward-looking statements in this press release are made as of the date hereof, and the Company undertakes no duty to further update such forward-looking statements.

# # #

Investor Relations Contact

Robert C. Laufer

Senior Vice President, CFO

Stratus Technologies

978-461-7343

bob.laufer@stratus.com

© 2012 Stratus Technologies Bermuda Ltd. All rights reserved.

Stratus® is a trademark or registered trademark of ours. All other trade names, service marks and trademarks appearing in this annual report are the property of their respective holders. Our use or display of other parties’ trade names, service marks or trademarks is not intended to and does not imply a relationship with, or endorsement or sponsorship of us by, the trade name, service mark or trademark owners.

Exhibit 1

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.

CONSOLIDATED BALANCE SHEETS (Unaudited)

	August 26,	February 26,
	2012	2012
	(Dollars in thousands, except per share data)
ASSETS
Current assets:
Cash and cash equivalents	$24,425	$27,510
Accounts receivable, net of allowance for doubtful accounts of $382 and $160, respectively	36,515	37,066
Inventory	6,841	7,884
Deferred income taxes	1,611	1,613
Prepaid expenses and other current assets	4,905	4,454

Total current assets	74,297	78,527

Property and equipment, net	10,788	10,490
Intangible assets, net	3,228	3,024
Goodwill	10,297	9,591
Deferred income taxes	11,049	11,484
Deferred financing fees	7,737	9,216
Other assets	2,450	2,810

Total assets	$119,846	$125,142

LIABILITIES, REDEEMABLE CONVERTIBLEPREFERRED STOCK, REDEEMABLE ORDINARY STOCK, AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current portion of long-term debt	$5,000	$5,000
Accounts payable	8,294	7,853
Accrued expenses	11,724	12,829
Accrued interest payable	9,403	9,608
Income taxes payable	462	103
Deferred income taxes	1,075	1,075
Deferred revenue	34,633	35,428

Total current liabilities	70,591	71,896

Long-term debt, net of discount	264,431	260,405
Embedded derivatives	25,980	25,884
Long-term deferred income taxes	232	232
Deferred revenue and other long-term liabilities	15,891	15,847

Total liabilities	377,125	374,264

Redeemable convertible preferred stock and redeemable ordinary stock:
Series A: 7,000 shares authorized; and 6,561 shares issued and outstanding at August 26, 2012 and February 26, 2012	113,557	109,189
Series B: 20,524 shares authorized; 3,532 shares issued and outstanding at August 26, 2012 and February 26, 2012	61,127	58,776
Right to shares of Series B redeemable convertible preferred stock	5,518	5,518
Ordinary shares subject to puts, 787 shares issued and outstanding at August 26, 2012 and February 26, 2012	1,181	1,181

Total redeemable convertible preferred stock and redeemable ordinary stock	181,383	174,664

Stockholders’ deficit:
Ordinary stock, $0.5801 par value, 181,003 shares authorized; 28,025 shares issued and outstanding at August 26, 2012 and February 26, 2012, respectively	16,257	16,257
Series A ordinary stock: $0.5801 par value, 7,678 shares authorized; 0 shares issued and outstanding at August 26, 2012 and February 26, 2012, respectively	—	—
Series B ordinary stock: $0.5801 par value, 90,115 shares authorized; 15,512 shares issued and outstanding at August 26, 2012 and February 26, 2012, respectively	8,998	8,998
Additional paid-in-capital	—	—
Accumulated deficit	(464,492)	(450,306)
Accumulated other comprehensive gain	575	1,265

Total stockholders’ deficit	(438,662)	(423,786)

Total liabilities, redeemable convertible preferred stock and redeemable ordinary stock, and stockholders’ deficit	$119,846	$125,142

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	13 Weeks Ended
	August 26,	August 28,
	2012	2011
	(Dollars in thousands)
REVENUE
Product	$19,832	$17,347
Service	32,716	33,356

Total revenue	52,548	50,703

COST OF REVENUE
Product	8,454	7,635
Service	13,618	14,331

Total cost of revenue	22,072	21,966

Gross profit	30,476	28,737

OPERATING EXPENSES
Research and development	6,217	6,930
Sales and marketing	7,859	7,459
General and administrative	5,183	5,246
Restructuring charges	43	—
Management fees	300	300

Total operating expenses	19,602	19,935

Profit from operations	10,874	8,802
Interest income	4	5
Interest expense	(12,399)	(11,969)
Loss on extinguishment of debt	(939)	(1,222)
Loss on change in fair value for embedded derivatives	(534)	(1,326)
Other expense, net	(394)	(306)

Loss before income taxes	(3,388)	(6,016)
Income taxes	898	309

Net loss	$(4,286)	$(6,325)

EBITDA TABLE:
Net loss	$(4,286)	$(6,325)
Add:
Interest expense, net	12,395	11,964
Income taxes	898	309
Depreciation and amortization	1,703	1,939

EBITDA	10,710	7,887

Add
Restructuring (a)	43	—
Stock-based compensation expense (b)	61	81
Management fees (c)	300	300
Reserves (d)	126	160
Loss on extinguishment of debt (e)	939	1,222
Loss on net change in fair value for embedded derivatives (f)	534	1,326
Other expense, net (g)	435	511

Total adjustments	2,438	3,600

Adjusted EBITDA (1)	$13,148	$11,487

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	26 Weeks Ended
	August 26,	August 28,
	2012	2011
	(Dollars in thousands)
REVENUE
Product	$39,396	$34,236
Service	65,717	66,033

Total revenue	105,113	100,269

COST OF REVENUE
Product	15,754	15,123
Service	28,276	28,240

Total cost of revenue	44,030	43,363

Gross profit	61,083	56,906

OPERATING EXPENSES
Research and development	12,823	14,276
Sales and marketing	15,968	15,245
General and administrative	10,416	11,000
Restructuring charges	77	—
Management fees	600	600

Total operating expenses	39,884	41,121

Profit from operations	21,199	15,785
Interest income	10	11
Interest expense	(24,926)	(24,154)
Loss on extinguishment of debt	(939)	(1,222)
Loss on change in fair value for embedded derivatives	(825)	(1,663)
Other expense, net	(385)	(352)

Loss before income taxes	(5,866)	(11,595)
Income taxes	1,702	625

Net loss	$(7,568)	$(12,220)

EBITDA TABLE:
Net loss	$(7,568)	$(12,220)
Add:
Interest expense, net	24,916	24,143
Income taxes	1,702	625
Depreciation and amortization	3,426	3,917

EBITDA	22,476	16,465

Add
Restructuring (a)	77	—
Stock-based compensation expense (b)	102	174
Management fees (c)	600	600
Reserves (d)	195	439
Loss on extinguishment of debt (e)	939	1,222
Loss on net change in fair value for embedded derivatives (f)	825	1,663
Other expense, net (g)	1,284	885

Total adjustments	4,022	4,983

Adjusted EBITDA (1)	$26,498	$21,448

1)	EBITDA represents income (loss) before interest, taxes, depreciation and amortization. We present EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. In addition to other applications, EBITDA is used by us and others in our industry to evaluate and price potential acquisition candidates.

Adjusted EBITDA represents EBITDA with certain additional adjustments, as calculated pursuant to the requirements of the interest maintenance covenant under our Revolving Credit Facility. We present Adjusted EBITDA because we believe that it allows investors to assess our ability to meet the interest maintenance covenant under our Revolving Credit Facility.

Our management also uses Adjusted EBITDA internally as a basis upon which to assess our operating performance, and Adjusted EBITDA is also a factor in the evaluation of the performance of our management in determining compensation. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under Generally Accepted Accounting Principles (“GAAP’). Some of these limitations are:

•	EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures, or contractual commitments;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•	EBITDA and Adjusted EBITDA do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and

•	Other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally, as described above.

(a)	In order to better align expenses with anticipated revenues, we implemented restructuring programs in prior years. These programs were designed to streamline our business model and centralize certain functions. The expense for the quarter-to-date fiscal period ended August 26, 2012 reflects changes to prior estimates of these liabilities as well as a restructuring charge of $0.1 million related to severance and fringe benefits.

(b)	In the quarter-to-date and year-to-date fiscal periods ended August 26, 2012 and August 28, 2011, we recorded non-cash stock-based compensation expense charges related to share-based awards to employees.

(c)	On April 30, 2010 we entered into a four year advisory and strategic planning agreement with an investment banking firm. The yearly fee is $0.5 million.

On October 1, 2005, we entered into an Agreement for Management, Advisory, Strategic Planning and Consulting Services with Investcorp International, Inc., an affiliate of the Investcorp Group, and MidOcean US Advisor, LP, an affiliate of MidOcean, for an aggregate yearly fee of $0.7 million which renews on an annual basis. The payment of the yearly fee is restricted in the Senior Secured Notes and in the Second Lien Credit Facility until these credit facilities are paid in full.

The long-term accrued liability related to this yearly fee totaled $3.4 million and $3.1 million at August 26, 2012 and February 26, 2012, respectively.

(d)	In the quarter-to-date and year-to-date fiscal periods ended August 26, 2012 and August 28, 2011, we recorded non-cash inventory write-downs.

(e)	In the quarter-to-date and year-to-date fiscal period ended August 26, 2012 and August 28, 2011 we recorded a loss on extinguishment of debt related to the Excess Cash Flow payment in the fiscal second quarter 2013 and 2012 related to the Senior Secured Notes. The loss in each period is due to a premium, the write off of a pro rata portion of deferred financing fees along with debt discount and related fees offset by the reduction in the value ascribed to the Excess Cash Flow embedded derivative liability.

(f)	In the quarter-to-date and year-to-date fiscal periods ended August 26, 2012 and August 28, 2011, we recorded losses due to the change in fair value of the embedded derivatives related to the Senior Secured Notes.

(g)	In the quarter-to-date fiscal period ended August 26, 2012 we recorded other expense, net of $0.4 million, primarily consisting of $0.2 million of miscellaneous and non-recurring charges, $0.1 of million bank fees and $0.1 million of net foreign currency losses.

In the year-to-date fiscal period ended August 26, 2012 we recorded other expense, net of $1.3 million, primarily consisting of $1.0 million of miscellaneous and non-recurring charges and $0.3 of million bank fees.

In the quarter-to-date fiscal period ended August 28, 2011, we recorded other expense, net of $0.5 million, primarily consisting of $0.1 million bank fees, $0.3 million of net foreign currency losses and $0.1 million of miscellaneous and non-recurring income.

In the year-to-date fiscal period ended August 28, 2011 we recorded other expense, net of $0.9 million, primarily consisting of $0.2 million of miscellaneous and non-recurring charges, $0.3 million of public filing registration costs, $0.3 of million bank fees and $0.1 million of net foreign currency losses.

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	26 Weeks Ended
	August 26,	August 28,
	2012	2011
	(Dollars in thousands)
OPERATING ACTIVITIES
Cash flows provided by operating activities:
Net loss	$(7,568)	$(12,220)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	3,426	3,917
Amortization of deferred financing costs and debt discount	5,747	5,143
Stock-based compensation	102	174
Provision for doubtful accounts	14	122
Inventory provision	195	439
Loss on extinguishment of debt	939	1,222
Premium on excess cash flow payment	(999)	(999)
Loss on change in fair value of embedded derivatives	825	1,663
Loss on sale of asset	31	—
Loss on retirement of property and equipment	31	—
Interest payable-in-kind	4,209	3,847
Changes in assets and liabilities
Accounts receivable	263	1,265
Inventory	270	(562)
Prepaid expenses and other current assets	(499)	(346)
Accounts payable	501	323
Accrued expenses	(758)	(1,819)
Accrued interest payable	(205)	(120)
Income taxes payable	349	(71)
Deferred revenue	(1,430)	497
Other long-term assets and liabilities	1,044	741

Net cash provided by operating activities	6,487	3,216

INVESTING ACTIVITIES
Cash flows used in investing activities:
Acquisition of property and equipment	(2,944)	(1,787)
Acquisition of business	(1,175)	—
Acquisition of other long-term assets	(56)	(40)

Net cash used in investing activities	(4,175)	(1,827)

FINANCING ACTIVITIES
Cash flows used in financing activities:
Payments on long-term debt	(4,995)	(4,997)
Payment of debt and equity issuance fees	—	(308)

Net cash used in financing activities	(4,995)	(5,305)

Effect of exchange rate changes on cash	(402)	557

Net decrease in cash and cash equivalents	(3,085)	(3,359)
Cash and cash equivalents at beginning of period	27,510	28,100

Cash and cash equivalents at end of period	$24,425	$24,741